                                                                      Exhibit 99


News release                                                       July 25, 2002

         FOR IMMEDIATE RELEASE

Investor Contact:    Bob Marshall, Conectiv (302) 429-3164
Media Contact:       Tim Brown, Conectiv (302) 283-5803

                      CONECTIV REPORTS SECOND QUARTER 2002
                       EARNINGS OF $0.45 PER COMMON SHARE
                   Operating Earnings Increase 21%, Driven by
                     Asset-Backed Wholesale Energy Business

WILMINGTON, Del. - Conectiv (NYSE:CIV) today reported consolidated earnings per Common Share for the three months ended June 30, 2002 from continuing operations of $0.45. The current period financial results reflect a charge for the impairment of subsidiary leverage lease portfolios and merger related expenses, which reduced earnings per Common Share by $0.12 and $0.01, respectively.

Earnings per Common Share for the second quarter of 2001 were $3.09, which included one-time gains for sales of base load power plants and the redemption of a partnership interest in a cogeneration facility amounting to $2.62 and merger related costs of $0.01 per Common Share.

Excluding these items, earnings were $0.58 per Common Share for the second quarter of 2002, compared with earnings of $0.48 per Common Share for the second quarter of 2001.

"Our second quarter 2002 results were very encouraging and clearly reinforce the core energy strategy we have undertaken," said Howard E. Cosgrove, Chairman and CEO of Conectiv. "Our asset-backed merchant energy capabilities and our stable regulated energy delivery business continue to complement each other, and helped to provide higher operating earnings this year despite relatively soft wholesale energy prices," said Cosgrove.

For the six months ended June 30, 2002, consolidated earnings per Common Share from continuing operations were $0.76, and include the impairment charges discussed above, merger-related expenses of $0.02 and gains on power plant sales of $0.11 per Common Share. Earnings per Common Share for the six months ended June 30, 2001 from continuing operations were $3.63, which included the one-time gains amounting to $2.62 discussed above and merger related expenses of $0.01. Excluding these items, earnings were $0.79 per Common Share for the six months ended June 30, 2002, compared with earnings of $1.02 per Common Share for the same period in 2001.

CLASS A COMMON STOCK

Earnings per share of Class A Common Stock (NYSE:CIVA) for the three months ended June 30, 2002 were $0.11, compared with earnings of $0.54 per Class A Common Share for the same period last year. For the six months ended June 30, 2002, earnings per Class A Common Share were $(0.21), compared with $0.70 per Class A share for the same period in 2001.

Conectiv, a Fortune 500 company headquartered in Wilmington, DE, is focused on two core energy businesses. Conectiv Power Delivery provides safe, reliable, and affordable regulated energy delivery service to more than one million customers in New Jersey, Delaware, Maryland, and Virginia. Conectiv Energy uses a sophisticated power-trading unit in competitive energy markets to optimize the value of a growing portfolio of "mid-merit" power plants that can start and stop quickly in response to changes in the demand for power within the PJM [Pennsylvania-New Jersey-Maryland] power pool.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act") provides a "safe harbor" for forward-looking statements to encourage such disclosures without the threat of litigation, provide those statements are identified as forward-looking and are accompanied by meaningful, cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statements. Forward-looking statements have been made in this Press Release. Such statements are based on beliefs of Conectiv's management ("Management") as well as assumptions made by and information currently available to Management. When used herein, the words "will," "anticipate," "estimate," "expect," "objective," and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following: deregulation of energy supply; the unbundling of delivery services; and increasingly competitive and volatile energy marketplace; results of any asset dispositions; sales retention and growth; the effects of weather; federal and state regulatory actions; future litigation results; cost of construction; operating restrictions; increased costs and construction delays attributable to environmental regulations; and credit market concerns. Conectiv undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing list of factors pursuant to the Litigation Reform Act should not be construed as exhaustive or as admission regarding the adequacy of disclosures made prior to the effective date of the Litigation Reform Act.


                                      More

                                    CONECTIV
                (Dollars in Thousands, except per share amounts)
                                   (Unaudited)

                                                                    THREE MONTHS ENDED
                                                                         JUNE 30,
                                                                --------------------------
                                                                    2002          2001
                                                                -----------    -----------
Operating Revenues                                              $ 1,100,220    $ 1,698,577
                                                                -----------    -----------

Operating Income                                                $    99,290    $   428,701
                                                                -----------    -----------

Income from Continuing Operations                               $    37,487    $   258,808
Loss From Discontinued Telecommunications Operation             $        --    $  (121,473)
                                                                -----------    -----------

Net Income                                                      $    37,487    $   137,335
                                                                ===========    ===========
Earnings (loss) applicable to:
               Common stock
                   Continuing operations                        $    36,884    $   255,682
                   Discontinued telecommunication operations             --       (121,473)
               Class A common stock                                     603          3,126
                                                                -----------    -----------

                                                                $    37,487    $   137,335
                                                                ===========    ===========
Average shares outstanding (000)
               Common stock                                          82,704         82,704
               Class A common stock                                   5,742          5,742

Earnings (loss) per average share--basic and diluted
               Common stock
                   Continuing operations                        $      0.45    $      3.09
                   Discontinued telecommunication operations    $        --    $     (1.47)
               Class A common stock                             $      0.11    $      0.54

Dividends declared per share
               Common stock                                     $      0.22    $      0.22
               Class A common stock                             $      0.25    $      0.25

NOTES:

Effective January 1, 2002, Conectiv implemented Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No.
142). As a result of implement SFAS No. 142, goodwill is no longer amortized beginning in 2002. For the second quarter of 2001, income from continuing operations, net income, and earnings from continuing operations per share of common stock include charges of approximately $2.0 million, $2.0 million, and $0.03, respectively, for amortization of goodwill. For the six months ended June 30, 2001, income from continuing operations, net income, and earnings from continuing operations per share of common stock include charges of approximately $4.1 million, $4.1 million, and $0.05, respectively for amortization of goodwill.

Due to an impairment charge related to Conectiv's investment in leveraged leases, operating income, after-tax income, and earnings per share of common stock for the three and six months ended June 30, 2002, were reduced by $17.6 million, $10.1 million, and $0.12, respectively.

For the six months ended June 30, 2002, operating revenues and operating income increased $15.8 million, after-tax income increased $9.4 million, and earnings from continuing operations increased $0.11 per share of common stock due to an increase in the gain on the June 2001 sales of fossil fuel-fired electric generating plants, primarily attributed to an agreement reached in March 2002 for insurance proceeds related to environmental clean-up costs for a plant included in the sales.

For the three and six months ended June 30, 2001, operating revenues and operating income increased $297.1 million, after-tax income increased $175.0 million, and earnings from continuing operations increased $2.12 per share of common stock due to a gain from the sale of electric generating plants.

For the three and six months ended June 30, 2001, operating income increased $73.0 million, after-tax income increased $41.4 million, and earnings from continuing operations increased $0.50 per share of common stock due to recognition of a previously deferred gain related to termination of a purchased power contract.

Conectiv is in the process of assessing the recent pronouncement issued by the Emerging Issues Task Force (EITF), entitled EITF 02-3 "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." EITF 02-3 addresses the presentation of revenues and expenses associated with "energy trading book" contracts on a gross versus net basis. Previously, the EITF concluded that presentation on a gross basis was acceptable and Conectiv presented the revenues and expenses of its energy trading business on that basis in its public financial disclosures. With the issuance of EITF 02-3 and the subsequent guidance provided by the EITF in June 2002, presentation on a net basis is required, effective for the third quarter 2002 reporting cycle.

Conectiv has not completed its evaluation of the financial statement reclassification required by EITF 02-3. However, Conectiv believes that the implementation of EITF 02-3, because of financial statement line item changes, likely will: (i) materially decrease Conectiv's gross revenues and revenue growth; (ii) result in higher gross margins as a percentage of gross revenues; and (iii) have no impact on its overall financial position or earnings. For the year ended December 31, 2001, Conectiv's commodity trading gross revenues were approximately $1.9 billion; Conectiv expects that a substantial portion of these revenues would be eliminated in the reclassification.